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                                              Exhibit 10.3

                           INFORMATION TECHNOLOGY
                             SERVICES AGREEMENT

                                  between

                           HAWAIIAN AIRLINES, INC.

                                    and

                     ELECTRONIC DATA SYSTEMS CORPORATION


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                  INFORMATION TECHNOLOGY SERVICES AGREEMENT


  THIS INFORMATION TECHNOLOGY SERVICES AGREEMENT, dated as of February 1, 1997 is between Hawaiian Airlines, Inc. ("Hawaiian"), and Electronic Data Systems Corporation ("EDS").

                           RECITALS:

  WHEREAS, the parties desire to enter into an agreement whereby Hawaiian will purchase from EDS, and EDS will provide to Hawaiian, certain hardware and systems software, installation and support services, all as described in this Agreement; and

  NOW, THEREFORE, in consideration of the premises and the terms and provisions set forth in this Agreement, the parties agree as follows:

                           Article I
                Agreement, Term and Definitions

1.1 Agreement. During the term of this Agreement, EDS will provide to Hawaiian, and Hawaiian will purchase from EDS, a client/server-based passenger revenue accounting system consisting of licensed EDS-Developed Software, Third Party Hardware and Third Party Software (collectively, the "System") and related services, including the installation of the System, development of certain interfaces and the provision of documentation, training and maintenance for the EDS-Developed Software, all as more fully described in this Agreement and in Schedule A (collectively, the "PRAS Services"), and all upon and subject to the terms and conditions of this Agreement.

1.2 Term. The term of this Agreement will commence as of the date of this Agreement (the "Effective Date") and will continue until the earlier of (a) May 1, 2003 or (b) the date upon which this Agreement is terminated in accordance with Article XI.

1.3 Definitions. For purposes of this Agreement, the following terms will have the following meanings:

   (a) "Business Day" is any day other than a Saturday, Sunday, Federal holiday or Hawaiian holiday.

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   (b) "Change in Scope" is (i) the addition, deletion or
       material change of (1) the PRAS Services, or (2) any feature or functionality of the System or any Deliverable or portion thereof, (ii) a material change in any Milestone, (iii) a material variance from the requirements outlined in the Specifications, or (iv) a material departure from Hawaiian's core business practices.

   (c) "Deliverables" are any tangible and intangible products and results identified as such in Schedule B and specified as such in the Project Plan.

   (d) "Documentation" means the documentation described in
       Section 4.4.

   (e) "EDS Charges" means the charges described in Article IX and Schedule C.

   (f) "EDS-Developed Software" means (i) EDS*PRAS as described in Section 1 of the Specifications, and (ii) the interfaces and additional functionality to EDS*PRAS developed by EDS in accordance with Section 2 of the Specifications.

   (g) "EDS Development Tools" means any Software development tools, know-how, methodologies, processes, technologies or algorithms used by EDS in creating the EDS-Developed Software that are based upon the trade secrets or proprietary information of EDS or otherwise owned or licensed by EDS.

   (h) "EDS*PRAS" means EDS' proprietary passenger revenue accounting system containing the functions and features described in Section 1 of the Specifications.

   (i)  "Final Acceptance" has the meaning set forth in Section
       2.4(c).

   (j) "Hawaiian's Office" is the following Hawaiian office location: 3375 Koapaka Street, Suite G350, Honolulu,
        Hawaii 96819.

   (k) "Milestones" are the dates on which each Deliverable is scheduled to be delivered to Hawaiian for user acceptance testing and which are identified as such in Schedule B and/or the Project Plan.

   (l) "Phases" are, collectively, the Definition and Analysis, Business Design, Construction and Testing, and
        Implementation phases, each as more fully described in
        Section 3 of Schedule A.

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   (m) "Software" means the expression of an organized set of instructions in natural or coded language, contained on a physical base of any nature, that must be used on automatic data processing equipment devices, peripheral instruments or equipment, based on digital technology, to make them operate in a certain manner and for certain purposes.

   (n) "Specifications" are the specifications for the functionality of the EDS-Developed Software as described in the Specifications Document dated February 1, 1997, which may be modified or amended from time to time in accordance with Article VI of this Agreement or in connection with Section 3 of Schedule A.

   (o) "Third Party Hardware" is the hardware described in
       Section 1(C) of Schedule A, as may be modified in accordance with Section 4.1.

   (p) "Third Party Software" is the Software described in
       Section 1(B) of Schedule A, as may be modified in accordance with Section 4.1.

  Other capitalized terms used in this Agreement are defined in this Agreement in the context in which they are used.

                                  Article II
                             System Installation

2.1 Project Plan. As soon as feasible but no later than ninety (90) days after the Effective Date, EDS will, with the cooperation and assistance of Hawaiian, develop and deliver to Hawaiian a written work plan (the "Project Plan") at a mutually agreed upon level of detail identifying the implementation schedule, activities, Deliverables and Milestones required to complete the System in accordance with this Agreement and the Specifications and to provide the PRAS Services in accordance with the terms of this Agreement. At a minimum, the Project Plan will more specifically describe and incorporate the Milestones and Deliverables generally described in Schedule B and will specify each party's tasks in connection with the implementation of the System. The tasks indicated in the Project Plan will include (a) the installation and testing of the System processing unit, disk drives, EDS-Developed Software, Third Party Hardware and Third Party Software, and (b) Hawaiian's provision of the local area network infrastructure, including central printers and communications equipment. The Project Plan may be updated from time to time as necessary to reflect and document any changes in functionality, implementation schedule, scope and charges mutually agreed upon by EDS and Hawaiian in accordance with Article

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VI of this Agreement.  EDS and Hawaiian agree to work together to minimize disruption to Hawaiian's work environment and to provide a smooth implementation. EDS and Hawaiian acknowledge, however, that some disruption may occur.


2.2  System Installation.

   (a) Upon delivery of the Project Plan to Hawaiian in accordance with Section 2.1, and Hawaiian's written acceptance of the Project Plan, which acceptance (i) shall be given within seven (7) calendar days after Hawaiian's receipt of the Project Plan from EDS, unless Hawaiian reasonably withholds acceptance and indicates the reasons therefor, and (ii) shall not be unreasonably withheld or delayed, each party will perform its respective tasks outlined in the Project Plan in order for EDS to deliver to Hawaiian the System and related Deliverables in accordance with the Project Plan.

   (b) Subject to the limitations set forth in this Section, EDS will provide, and is committed to the delivery of, the System in accordance with the schedule set forth in Schedule B, which schedule may be modified from time to time by mutual written agreement of the parties to accommodate any Changes in Scope requested by Hawaiian and agreed to by EDS. Hawaiian and EDS understand and agree that EDS will not be liable (financially and otherwise) for any delays in the schedule caused by events and circumstances beyond the reasonable control of EDS, including without limitation, (i) the nonperformance of Hawaiian's obligations under this Agreement, (ii) the nonperformance of any third party, including delays in the delivery of the Third Party Hardware or Third Party Software by third party vendors, (iii) those force majeure events and circumstances described in Section 13.4, (iv) delays resulting from any Change Order, but only to the extent set forth in such Change Order, or (v) any changes to the System that EDS may be required to make pursuant to airline industry or government mandates.

2.3 Reliance on Hawaiian's Information. Hawaiian understands and agrees that EDS may rely on the accuracy and completeness of information provided by Hawaiian to EDS relating to, among other things, (a) interface requirements, specifications and data concerning Hawaiian's applications and systems, as more fully described in Section 7.6, and (b) information provided by Hawaiian for inclusion in the Project Plan and the Specifications, including without limitation, Hawaiian's process descriptions, data stores/flows, and data models for tables, reports and screens. During installation of the System, EDS and Hawaiian will cooperate with each other in good faith to identify and resolve issues that are based upon

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identification of new information that affects the obligations of the parties under this Agreement. If the information provided by Hawaiian is not accurate, such inaccuracy will be deemed to constitute a Change Order Request pursuant to Article VI, and EDS will be permitted to recover any and all costs incurred and adjust all applicable schedules set forth in this Agreement and the Project Plan resulting from such inaccuracy.

2.4 User Acceptance Testing. Hawaiian will have the opportunity to review each Deliverable in Phases in accordance with the time periods and procedures described in this Section 2.4.

   (a) The review period for the Definition and Analysis Phase (as described in Section 3 of Schedule A) will be seven
        (7) calendar days; however, Hawaiian will use reasonable efforts to complete its review in less than seven (7) calendar days. Unless, during such review period (and any subsequent review period as described in this subsection), Hawaiian identifies to EDS in writing a failure of the Definition and Analysis documentation to substantially conform to the provisions set forth in
        Section 2 of the Specifications, the Definitions and Analysis Phase will be deemed automatically accepted by Hawaiian. If Hawaiian provides EDS with written notice of a valid nonconformance in accordance with this
        Section 2.4(a), a new review period of no more than seven (7) calendar days will commence after EDS has corrected and redelivered the Phase to Hawaiian.

   (b) The review period for the Business Design Phase (as described in Section 3 of Schedule A) will be seven (7) calendar days; however, Hawaiian will use reasonable efforts to complete its review in less than seven (7) calendar days. Unless, during such review period (and any subsequent review period as described in this subsection), Hawaiian identifies to EDS in writing a failure of the Business Design to substantially conform to the Definitions and Analysis documentation, the Business Design Phase will be deemed automatically accepted by Hawaiian. If Hawaiian provides EDS with written notice of a valid nonconformance in accordance with this Section 2.4(b), a new review period of no more than seven (7) calendar days will commence after EDS has corrected and redelivered the Phase to Hawaiian.

   (c) The review period for the Construction and Testing Phase (as described in Section 3 of Schedule A) will be fourteen (14) calendar days; however, Hawaiian will use reasonable efforts to complete its review in less than fourteen (14) calendar days. Unless, during such review period (and any subsequent review period as described in

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        this subsection), Hawaiian identifies to EDS in writing
        a failure of the EDS-Developed Software to substantially conform to the Business Design, the Construction and Testing Phase will be deemed automatically accepted by Hawaiian. If Hawaiian provides EDS with written notice of a valid nonconformance in accordance with this
        Section 2.4(c), a new review period of no more than fourteen (14) calendar days will commence after EDS has corrected and redelivered the Phase to Hawaiian. The review period(s) for the Construction and Testing Phase will constitute formal user acceptance testing.
        Hawaiian's actual acceptance of the Implementation Phase of the Phase 2 Implementation Deliverable shall constitute "Final Acceptance" of the System.
     (d) If the Hawaiian Project Manager and the EDS Project Manager disagree in good faith with respect to whether a Deliverable substantially conforms in all material respects to the applicable documentation, the dispute will be resolved in accordance with Article X of this Agreement.

   (e) Corrections to a Deliverable that are related to an EDS error or omission shall be made at EDS' cost. Corrections to a Deliverable that are related to a Hawaiian error or omission shall be made at Hawaiian's cost and costs incurred by EDS as a result of delays caused by Hawaiian shall be borne by Hawaiian.

                                  Article III
                        Warranty and Maintenance Support

3.1 Correction of Nonconformance to Specifications During Implementation. For the period commencing with the first day after the first Deliverable begins operation in Hawaiian's production environment until the day the last Deliverable begins operation in Hawaiian's production environment (the "Warranty Period"), EDS warrants that each Deliverable will operate in all material respects in accordance with the Specifications for that Deliverable. The parties expressly acknowledge and agree that Hawaiian's sole and exclusive remedy for any breach of this warranty is as set forth in this Section 3.1.

   (a) Remedy. As soon as practicable after discovery of a failure of a Deliverable to conform to the Specifications during the Warranty Period, Hawaiian shall deliver to EDS a written, detailed description of the alleged nonconformance. EDS shall have the right to use reasonable efforts in good faith to identify the cause of the alleged nonconformance and to deliver to Hawaiian, without additional charge to Hawaiian, the necessary correction, if any. Upon offer by EDS, and

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        written acceptance by Hawaiian exercisable in Hawaiian's
        reasonable discretion, EDS may refund the portion of the EDS Charges paid by Hawaiian to EDS for the portion of the Deliverable related to the nonconformance. The amount of any such refund will be mutually determined by the parties. If Hawaiian elects not to accept such refund, EDS will remain obligated to deliver a conforming Deliverable in accordance with this Agreement. The methods and techniques for correcting nonconformances and implementing corrections will be at EDS' sole reasonable discretion.

   (b) Hawaiian-Caused Nonconformances. To the extent any alleged nonconformance is caused by (i) any maintenance, modifications, enhancements, updates or improvements to any Deliverable made by Hawaiian, or a third party acting on behalf of Hawaiian, (ii) improper or unauthorized use of the EDS-Developed Software, (iii) any hardware or Software changes not provided or approved by EDS (iv) hardware or Software that, although approved by EDS, is defective or malfunctioning, (v) improper or defective installation or implementation of EDS-approved hardware or Software changes performed by a party other than EDS,
       (vi) the use of any Deliverable in combination or connection with hardware or Software not listed in Sections 1(B) or 1(C) of Schedule A or approved by EDS, or (vii) changes to data/file layouts received from Hawaiian or external sources, then Hawaiian shall pay EDS, at [Confidential Treatment Requested] for identifying and correcting the alleged nonconformance during the Warranty Period.

   (c) Exceptions. Except as stated in the Specifications, EDS does not warrant that the functions of the System will meet Hawaiian's business requirements. The parties acknowledge that operation of the System will not be uninterrupted or error-free. Subject to Section 8.6, EDS will have no responsibility with respect to Hawaiian's data or data files.

3.2 On-going Product Maintenance and Support. During the period commencing with the day after the last Deliverable begins operation in Hawaiian's production environment until termination of this Agreement for any reason (the "Maintenance Period"), EDS will provide the following product maintenance and support services (the "Maintenance Support Services"):

   (a) Standard Support Services. EDS will provide Hawaiian with user support accessible via pager 24-hours a day, seven (7) days a week. EDS will use reasonable efforts to return each such page for services within two (2) hours

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        after EDS actually receives such page from
        Hawaiian, subject to those events and circumstances described in Section 13.4 and EDS personnel having immediate access to telecommunication services. In addition, Hawaiian will be provided with a back-up telephone number for use in case Hawaiian is unable to reach EDS personnel via the standard support pager number. The standard support services will be provided either by telephone or in written format and will consist of providing consultation and advice on problem diagnosis, troubleshooting and identification of Bugs (as defined in Section 3.2(c)(i)) in the EDS-Developed Software. The parties agree to classify and prioritize requests for this standard support service, as follows:

       (i) "Critical" means a situation where a major problem impacts the functionality of the EDS-Developed Software and is significant in terms of the operation of the EDS-Developed Software, such as the inability to audit sales or calculate revenue. EDS will commence efforts to correct Critical problems within one (1) Business Day after receipt of a request for support from Hawaiian, and will diligently pursue a remedy to the problem.

       (ii) "Non-urgent" means a situation where a minor problem causes a minor inconvenience to Hawaiian, including without limitation, improper printout or display, misspelled error messages and documentation errors. EDS will commence efforts to correct Non-urgent items within a reasonable period of time after any Critical problem is corrected. After all Critical problems are corrected, EDS will then diligently pursue a remedy to Non-urgent problems. EDS will notify Hawaiian of the status of any Non-urgent problem within three (3) Business Days after receipt of a request for support from Hawaiian.

   (b) Bug Fixes and Problem Coordination. Hawaiian shall notify EDS of any Bugs in the EDS-Developed Software and specify in writing the reason the EDS-Developed Software does not perform in conformance with the then-current Documentation. EDS' sole responsibility relating to any Bugs will be to use reasonable efforts to correct the Bug and promptly initiate work toward developing a Bug Fix (as defined in Section 3.2(c)(ii)) consistent with the classification and prioritization schedule set forth in
       Section 3.2(a). After EDS develops the Bug Fix, EDS will provide the Bug Fix to Hawaiian by transmitting or shipping sufficient programming and operating instructions to remedy the Bug. EDS will include a correction to the Bug in subsequent releases of the EDS-Developed Software.

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   (c)  Definitions.  For purposes of this Section 3.2, the
        following terms will have the following meanings:

       (i) "Bug" means a failure of the EDS-Developed Software to conform in all material respects with the then-current Documentation. Any nonconformity resulting from (1) any maintenance, modifications, enhancements, updates or improvements to the EDS-Developed Software made by Hawaiian, or a third party acting on behalf of Hawaiian, (2) improper or unauthorized use of the EDS-Developed Software, (3) any hardware or Software changes not provided or approved by EDS, (4) hardware or Software that, although approved by EDS, is defective or malfunctioning, (5) the improper or defective installation or implementation of EDS-approved hardware or Software changes performed by a party other than EDS, (6) the use of the EDS-Developed Software in combination or connection with hardware or Software not listed in Sections 1(B) or 1(C) of Schedule A or approved by EDS, or (7) changes to data/file layouts received from Hawaiian or external sources, shall not be considered a Bug.

       (ii) "Bug Fix" means either a Software modification or addition that, when made or added to the EDS-Developed Software, establishes material conformity of the EDS-Developed Software to the then-current Documentation.

   (d) Releases. From time to time, EDS may, at its option, issue, at no additional charge to its then-current EDS*PRAS maintenance customers, industry standard changes or general releases designed to enhance the operating performance of EDS*PRAS without changing the functions of EDS*PRAS, as described in Section 1 of the Specifications (a "New Version"). Each New Version will fully support and be operable with all functions and features set forth in the Specifications. In such event, during the Maintenance Period, EDS will provide to Hawaiian one (1) copy of any New Version, at no additional charge, together with a copy of any related Documentation (including installation instructions). If Hawaiian desires EDS' assistance in the installation and integration of such New Version into Hawaiian's then-existing System, EDS will do so at [Confidential Treatment Requested] for such services and as an additional service subject to the provisions of Section
       4.8. For purposes of this Agreement, the term "New Version" shall not include (i) improvements, modifications or enhancements to EDS*PRAS that provide new or expanded functionality or performance features, or
       (ii) new or enhanced functionality or performance features to EDS*PRAS that EDS develops for another

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       customer.  If EDS develops new or enhanced functionality
       or performance features to EDS*PRAS for another customer and such functions and features are not confidential or subject to other contractual restrictions, EDS will (i) permit Hawaiian to review such functionality or features, and (ii) make such functions and features available to Hawaiian as an additional service subject to the provisions of Section 4.8.

   (e) Hawaiian Misuse or Error. EDS reserves the right to charge Hawaiian at [Confidential Treatment Requested] for any requested services related to investigation and/or correction of problems or malfunctions relating to the EDS-Developed Software that were caused by or contributed to by (i) any maintenance, modifications, enhancements, updates or improvements to any Deliverable made by Hawaiian, or a third party acting on behalf of Hawaiian, (ii) improper or unauthorized use of the EDS-Developed Software, (iii) any hardware or Software changes not provided or approved by EDS, (iv) hardware or Software that, although approved by EDS, is defective or malfunctioning (v) the improper or defective installation or implementation of EDS-approved hardware or Software changes performed by a party other than EDS,
        (vi) the use of the EDS-Developed Software in combination or connection with hardware or Software not listed in Sections 1(B) or 1(C) of Schedule A or approved by EDS, or (vii) any changes to data/file layouts received from Hawaiian or external sources.

   (f) Remedy. EDS will use reasonable efforts in good faith to repair or replace the EDS-Developed Software or any New Version it distributes to the extent that they do not conform in all material respects with the then-current Documentation. The methods and techniques for correcting nonconformances and implementing corrections will be at EDS' sole reasonable discretion. Hawaiian's sole and exclusive remedy for any damage or loss relating to the Maintenance Support Services or the EDS-Developed Software shall be either (1) replacement of the affected portion of the EDS-Developed Software, or (2) successful re-performance of the Maintenance Support Services, and, if neither option is reasonably available, EDS shall refund to Hawaiian that portion of any EDS Charges paid by Hawaiian to EDS relating to the applicable Maintenance Support Services, which refund will be determined by mutual agreement of the parties. EDS does not warrant that the Maintenance Support Services will render operation of the EDS-Developed Software uninterrupted or error free.

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3.3  Proration Software Maintenance.  For purposes of this Agreement, the term "Proration Software" will mean the Software that will (a) utilize industry information and user data to identify the proration method to be applied to the itinerary and (b) apply the identified method to determine the appropriate coupon values. The Proration Software is a sub-contracted portion of the System. During the term of this Agreement, EDS will obtain from the Proration Software vendor, and provide to Hawaiian at no additional charge, maintenance support for the Proration Software. Hawaiian will be responsible for the maintenance of all data as it pertains to negotiated agreements with other airlines.

3.4  Third Party Hardware and Third Party Software.

   (a) With respect to the Third Party Hardware and Third Party Software components of the System, EDS will assign to Hawaiian, where permitted, or enforce for Hawaiian's benefit (without resort to litigation or other dispute resolution process) any warranties or indemnities extended to EDS by the applicable vendors.

   (b) EDS represents and warrants that (i) the Third Party Hardware will not be used or refurbished hardware, and
        (ii) on the date title is transferred to Hawaiian, Hawaiian will receive good and marketable title to the Third Party Hardware, free and clear of any lien or encumbrance by or through EDS.

   (c) EDS represents and warrants that EDS has the right to grant Hawaiian the license to the EDS-Developed Software, as described in Article VIII, without, to EDS' actual knowledge, infringement on intellectual property rights of third parties.

   (d) EDS will acquire first year maintenance support for the Third Party Software and the Third Party Hardware (excluding the User Equipment described in Schedule A) from the applicable third party vendor. EDS will administer such first year maintenance services in a manner consistent with the terms and conditions of the applicable vendor agreement. Resolution of any maintenance issues will be handled in accordance with the applicable vendor agreement, and any remedies relating to any service problems will be the remedies set forth in the applicable vendor agreement. Although EDS will make recommendations to Hawaiian as to future levels of maintenance services, Hawaiian will be responsible (financially and otherwise) for ongoing maintenance and support of the Third Party Software and Third Party Hardware after expiration of the first year maintenance support described in this Section.

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3.5  Disclaimer.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR
IN THE SPECIFICATIONS, EDS MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING THE MERCHANTABILITY, SUITABILITY, ORIGINALITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OF THE EDS DEVELOPED SOFTWARE, THE SYSTEM OR THE SERVICES PROVIDED BY EDS UNDER THIS AGREEMENT.

                                  Article IV
                             Other PRAS Services

4.1  Hardware and Software Procurement.

   (a) EDS will procure and deliver, or cause to be delivered, to Hawaiian's Office the Third Party Hardware and Third Party Software, in consideration of the EDS Charges set forth on Schedule C. Prior to purchasing any such hardware and Software, EDS will review with Hawaiian the detailed descriptions of the actual Third Party Software and Third Party Hardware to be procured by EDS. If Hawaiian desires that EDS purchase additional hardware or Software (in terms of quantity, upgrades, functions, features or capacity), then EDS will do so subject to the parties reaching a mutual agreement in accordance with the provisions of
       Article VI.

   (b) The Third Party Software includes a database management system by the vendor "Sybase". If product support for the Sybase SQL Server is actually discontinued (as opposed to an announcement of such discontinuation) during the term of this Agreement, then EDS will develop and issue a new release of the EDS-Developed Software that will utilize another industry standard database management system. EDS will provide such new release to Hawaiian prior to the actual discontinuation of product support for the Sybase SQL Server. EDS will consult with Hawaiian regarding the selection of the new database management system; however, EDS will have the right to decide which new database management system will be utilized. If Hawaiian has not made significant modifications or enhancements to the System (other than those described in the Specifications or effected through the provisions of Article VI), EDS will pay for all costs associated with the development and shipment of such new release to Hawaiian. If Hawaiian has made significant modifications or enhancements to the System (other than those described in the Specifications or effected through the provisions of Article VI), EDS will
       (i) perform the development services necessary to convert the EDS-Developed Software so that it may utilize an alternative database management system as an additional

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       service to Hawaiian subject to the provisions of Section
       4.8, and (ii) charge for such services only the incremental, additional development and conversion costs attributable to such modifications or enhancements at [Confidential Treatment Requested] for such services.

   (c) If, during the term of this Agreement, support for the version of a particular Third Party Software product is discontinued by the applicable vendor, then, prior to discontinuation of such support, EDS will develop and issue a new release of the EDS-Developed Software to Hawaiian that will utilize the new version of the applicable Third Party Software, and EDS will pay for the costs associated with the development of such new release. If Hawaiian has made significant modifications or enhancements to the System (other than those described in the Specifications or effected through the provisions of Article VI), EDS will
       (i) perform the development services necessary to convert the EDS-Developed Software so that it may utilize the new version of the applicable Third Party Software as an additional service to Hawaiian subject to the provisions of
       Section 4.8, and (ii) charge for such services only the incremental, additional development and conversion costs attributable to such modifications or enhancements at [Confidential Treatment Requested] for such services.

4.2 Conversion Specifications. EDS will provide to Hawaiian the file layout information required for preparing conversion files and converting Hawaiian's existing data into the System. Hawaiian is responsible for completing the physical data file conversions and providing EDS with the conversion files pursuant to Section 7.12.

4.3 Training. In accordance with a mutually agreed upon schedule, EDS will provide a "train the trainer" session per Deliverable for up to twenty (20) Hawaiian employees (the "Hawaiian Trainees"). Such "train the trainer" sessions will not exceed two (2) Business Days per Deliverable. During user acceptance testing, EDS will provide further informal training support to the Hawaiian Trainees, on an as-needed basis. The Hawaiian Trainees shall possess experience and training in PCs and Windows Software, and shall possess a basic background and knowledge of passenger revenue accounting processes or systems. Although EDS will demonstrate for members of Hawaiian's MIS department how to operate EDS*PRAS, Hawaiian shall be responsible for obtaining adequate training with respect to the Third Party Hardware and Third Party Software. The "train the trainer" training sessions will be held on Hawaiian's premises and Hawaiian will provide adequate facilities for such training at no cost to EDS. Hawaiian will be responsible for any travel-related expenses incurred by Hawaiian in connection with its employee's attending such training sessions.

4.4 Documentation. The Documentation will consist of a User Guide and a Technical Guide for the EDS-Developed Software. The Documentation will be available in hard copy and in electronic format. EDS will provide updates to the Documentation for, and concurrently with, any subsequent modifications and/or enhancements made available to Hawaiian. At Final Acceptance, all Documentation will conform to the Specifications. EDS will deliver to Hawaiian documentation relating to the Third Party Hardware and Third Party Software as received from the applicable third party vendors.

4.5 Consulting Services. If requested by Hawaiian, EDS will provide consulting services related to any process reengineering efforts or other initiatives of Hawaiian in connection with the implementation of the System. Any such consulting services will be provided as an additional service at rates to be mutually agreed upon by the parties and subject to the provisions of Section 4.8.

4.6 Airline Tariff Publishing Company (ATPCO) Data. During the term of this Agreement, EDS will obtain and provide to Hawaiian the ATPCO data required for operation of the System. EDS will obtain and provide such ATPCO data only with respect to (a) domestic flights originating and ending within the United States and Canada, and (b) international flights originating or ending in North America. Such ATPCO data will consist of (a) domestic local fares,
(b) domestic joint fares, (c) domestic full map routings, (d) domestic market routings, (e) domestic automated rules/footnotes for North American fares,
(f) domestic footnotes for North American fares, (g) international fares to/from North America--published and constructed (unpublished) fares, (h) international automated rules/footnotes for fares to/from North America (i) international arbitraries to/from North America, and (j) international full map routings for fares to/from North America. EDS will transmit such data to Hawaiian over such telecommunication lines deemed appropriate by EDS. The parties acknowledge and agree that EDS shall not be responsible for the content of the ATPCO data. The EDS Charges for the provision of such data are described on Schedule C.

4.7 Year 2000 Issues. The EDS-Developed Software will be written to address year 2000 issues. EDS' services as described in this Agreement do not include any changes, modifications, updates or enhancements to any existing Hawaiian Software or to the Third Party Software that may be necessary to cause such Software to (a) operate and produce data on and after January 1, 2000 accurately and without delay, interruption or error relating to the fact that such Software is operating on or after 12:00 a.m. on January 1, 2000, or
(b) accept, calculate, process, maintain, store and output accurately and without delay, interruption or error, all times and/or dates, whether before, on or after 12:00 a.m. January 1, 2000, and any time periods determined on the basis of any such times and/or dates.

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


4.8 Additional Services. In addition to the services EDS is otherwise obligated to provide under this Agreement, EDS will provide such additional services or resources as Hawaiian may reasonably request from time to time, on such terms and conditions, including price and scope, as the parties may mutually agree upon in writing. The charge for performing enhancements to the System as an additional service is set forth on Schedule C.

                                  Article V
                              Project Management

5.1 Project Personnel and Project Management. EDS will lead the installation of the System, working in conjunction with the designated representatives or personnel of Hawaiian. Hawaiian and EDS will each provide appropriate personnel resources with the specific knowledge required to complete the System and the PRAS Services. EDS will have a core project team assigned to the project, with other EDS personnel who will supplement the core project team from time to time as their particular skills are needed, including System consultants, systems engineers and database engineers. EDS will track the progress of the System installation and the PRAS Services against the Project Plan, Milestones, Change Orders and other issues. EDS will have oversight and management responsibility for any third party vendors required by EDS to perform its obligations under this Agreement or the Project Plan. Hawaiian will be responsible for the performance of any services provided by Hawaiian's third party vendors to EDS in connection with the System or the PRAS Services. If any third party vendors provided by Hawaiian do not perform in accordance with the reasonable standards of EDS, and after any such vendor has been given a reasonable opportunity to cure such nonperformance, EDS shall be relieved of any obligations under this Agreement to the extent such third party vendor's failure to so perform adversely affects EDS' ability to properly perform those obligations.

Upon Hawaiian's reasonable request, EDS will furnish Hawaiian with certain information resulting from security checks performed by EDS, including drug tests, relating to all EDS personnel and contractors that EDS assigns to this project and who will be physically onsite at Hawaiian's Office (the "Onsite EDS Personnel"). Hawaiian reserves the right, exercisable in its reasonable discretion, to reject any Onsite EDS Personnel that Hawaiian deems an unacceptable risk based on the security-related information provided by EDS to Hawaiian.

5.2 EDS Project Manager. EDS will designate and maintain a representative of EDS (the "EDS Project Manager") who will be an employee of EDS and who will (a) serve as the primary point of contact for Hawaiian in addressing issues relating to the performance of EDS' obligations under this Agreement and the Project Plan, (b) be authorized to act generally as the primary point of contact for Hawaiian in dealing with EDS and to coordinate EDS' provision of the PRAS Services pursuant to this Agreement and
(c) have the necessary authority to act on behalf of EDS with respect to any matters arising under this Agreement or under the Project Plan. Hawaiian may reasonably rely on the decisions, actions, instructions and/or information provided by the EDS Project Manager.

5.3 Hawaiian Project Manager. Hawaiian will designate and maintain a representative of Hawaiian (the "Hawaiian Project Manager") who will be an employee of Hawaiian and who will (a) have oversight responsibility for directing Hawaiian's resources in support of this Agreement, (b) serve as the primary point of contact for EDS in addressing issues relating to the performance of Hawaiian's obligations under this Agreement and the Project Plan, and (c) have the necessary authority to act on behalf of Hawaiian with respect to any matters arising under this Agreement or under the Project Plan. EDS may reasonably rely on the decisions, actions, instructions and/or information provided by the Hawaiian Project Manager.

5.4 Project Status Reporting. Until Final Acceptance, EDS will provide project status reports, upon a mutually agreed schedule and level of detail, to the Hawaiian Project Manager.

                                  Article VI
                                Change Control

6.1 Change Request Procedure. Unless EDS and Hawaiian otherwise agree, each Deliverable will be completed in accordance with the Project Plan. If, prior to the day the last Deliverable begins operation in Hawaiian's production environment, Hawaiian should desire a Change in Scope, the following procedures will apply:

   (a) The Hawaiian Project Manager will deliver a written notice (a "Change Order Request") to the EDS Project Manager specifying the proposed Change in Scope and the purpose or objective sought with the proposed Change in Scope. Within a reasonable period of time, but no later than fifteen (15) Business Days after EDS' receipt of the Change Order Request, EDS will deliver to the Hawaiian Project Manager a written response to the Change Order Request (such response, a "Change Order Response") specifying whether the proposed Change in Scope is feasible.

   (b) If the proposed Change in Scope is feasible, the Change Order Response will specify (i) the statement of work of the requested Change in Scope, (ii) any necessary revisions to the Project Plan or the Milestones, and
       (iii) the additional charges payable to EDS for the performance of the Change in Scope.

   (c) If the Change Order Response provides for an additional charge to Hawaiian with respect to the implementation of the proposed Change in Scope, such additional charge will be reflected in the Change Order Response on a time and materials basis, based on an hourly rate of $[Confidential Treatment Requested], plus out-of-pocket expenses, for enhancements (including custom modifications, updates, and improvements) to the System. Hawaiian and EDS will work together in good faith to limit the aggregate Changes in Scope and the charges therefor to $[Confidential Treatment Requested] or less.

   (d) Within fifteen (15) Business Days after receipt of a Change Order Response, the Hawaiian Project Manager and the EDS Project Manager will meet to determine whether the parties mutually desire to proceed with the Change in Scope.

   (e) If the Change Order Response indicates that the Change in Scope will not affect the Project Plan or result in an additional charge to Hawaiian, EDS will implement the Change in Scope in accordance with the Change Order Request. If, however, the Change Order Response indicates that the Change in Scope will affect the Project Plan or EDS' charges for completion of the Project Plan, then the EDS Project Manager and the Hawaiian Project Manager must each provide written approval (a "Change Order") to the Change Order Response to authorize the implementation of the Change in Scope.

   (f) Upon execution by the Hawaiian Project Manager and the EDS Project Manager, Change Orders will be deemed to be part of this Agreement, and the parties will immediately modify, as applicable, the Project Plan, the Specifications, the Deliverables, the Milestones and the EDS Charges.

   (g) If any Change Order provides for an increase in the EDS Charges, Hawaiian will pay EDS such charges in accordance with a mutually agreed upon schedule. In the absence of such schedule, Hawaiian will pay EDS such charges in accordance with the provisions of Article IX of this Agreement upon the approval of the applicable Change Order.

                                  Article VII
                           Hawaiian Responsibilities

During the term of this Agreement, to enable EDS to perform the PRAS Services, Hawaiian will, on a timely basis and at no charge to EDS, perform its obligations described in the Project Plan, this Section and elsewhere in this Agreement.

7.1 Support of EDS Methodology. Hawaiian will support and participate in the use of EDS' systems and methodologies for the project management, design, development, implementation, operation and maintenance of the System, provided that EDS has previously identified and reviewed these systems and methodologies with Hawaiian.

7.2 General Cooperation. Hawaiian will make available, as reasonably requested by the EDS Project Manager, key decision makers, personnel (whether management, technical or user), information, approvals and acceptances as necessary for EDS to perform its obligations under this Agreement and the Project Plan on a timely basis. At a minimum, Hawaiian will make available to EDS the Hawaiian Project Manager and one additional resource that has this project as its primary responsibility and that possesses sufficient knowledge of Hawaiian's passenger revenue accounting policies, procedures and operations.

7.3 Hawaiian Facilities. Commencing on the Effective Date, Hawaiian will provide to EDS such space, office furnishings, janitorial service, telephone service (including equipment and voice mail), utilities (including air conditioning) and office-related equipment, supplies and duplicating services at Hawaiian's Office as EDS may reasonably require to provide the services described in this Agreement (collectively, the "Hawaiian Facilities"). EDS will have access to the Hawaiian Facilities twenty-four (24) hours a day, seven (7) days a week and will comply with Hawaiian's reasonable security procedures while on the premises of the Hawaiian Facilities. Such Hawaiian Facilities will be equivalent to the space provided to similar Hawaiian employees. At a minimum, Hawaiian will provide the work space necessary for the EDS project team to effectively perform the PRAS Services, an office/conference room for the EDS Project Manager and project team and a reasonable amount of space to accommodate the installation efforts, including testing and training. With respect to the telephone services, Hawaiian will only be responsible for long distance charges made by EDS or its subcontractors that originate from Hawaiian's Facilities.

7.4 Site Preparation. EDS will advise Hawaiian as to the requisite environment for the System. In accordance with the schedule set forth in the Project Plan, Hawaiian, with the advice of EDS, will (a) prepare and maintain the space at Hawaiian's Office in accordance with vendor specifications and all applicable codes, statutes, regulations and standards, and (b) provide all necessary power, power stabilization measures, air conditioning, physical security measures and environmental modifications required for the installation or utilization of the System.

7.5 Access and Use Rights. Hawaiian will provide EDS with the right to legally and physically access, use and operate any Hawaiian-owned or licensed Software, data (such as tariff information from the Airline Tariff Publishing Company and sales information from the Airline Reporting Corporation), hardware or equipment in connection with the System and any services to be provided to Hawaiian by EDS under this Agreement. Prior to the Effective Date, Hawaiian will take, at Hawaiian's expense, all necessary actions to obtain from third parties any consents, approvals or authorizations necessary for EDS to legally and physically access, use and operate any Software licensed by Hawaiian, data, hardware or equipment used in connection with the System and the services to be provided to Hawaiian by EDS under this Agreement. Hawaiian shall acquire, at its expense, and provide to EDS any third party data and information required for operation of the System, such as PNRs (passenger name records), Weekly OAG Flight Schedule data, data and sales information from the Airline Reporting Corporation, the Bank Settlement Plans identified in the Specifications and the following International Air Transport Association (IATA) data, in electronic format, (a) Quarterly Prorate Factors, (b) Daily Bankers Buying Rate, (c) Monthly 5-DAY Rates, (d) Annual Maximum Permitted Mileage (MPM)/Ticketed Point Mileage (TPM), and (e) Semi-annual Agency Master.

7.6 Software Interfaces. Hawaiian shall provide the information necessary for EDS to identify interface requirements and define interface specifications to the Hawaiian-operated and third party-operated applications and systems identified in Section 2 of the Specifications. Hawaiian shall provide the test data necessary to ensure that such interfaces meet the provisions of Section 2 of the Specifications. Hawaiian shall develop and implement all changes to the Hawaiian-operated and third party-operated applications and systems required to interface with the System, other than those changes and interfaces related to the Third Party Software, those described in the Specifications and those effected through the provisions of
Article VI.

7.7 Network; Telecommunication Equipment and Services. Hawaiian will provide and maintain on an ongoing basis the local area network, network operating environment, telecommunication equipment, facilities and services required for the System, including without limitation, the current NOVELL or Windows NT local area network environment, print facilities and services, and any other necessary infrastructure/network components.

7.8 Supplies. Hawaiian will provide all tapes and electronic, optical and paper media required for operation of the System.

7.9 Flight and Hospitality Privileges. Hawaiian will provide EDS personnel who are traveling in connection with EDS' responsibilities related to the installation of the System or the PRAS Services with round-trip, positive space passes for Hawaiian flights. EDS agrees that the EDS personnel and subcontractors will not displace any revenue passengers on any Hawaiian flight. If EDS personnel are required to travel in order to perform the PRAS Services, and cannot obtain a seat on a Hawaiian flight on a timely basis, then Hawaiian shall reimburse EDS for all reasonable airfare incurred by EDS under such circumstances, provided that EDS has used reasonable efforts to notify Hawaiian. In addition, Hawaiian will use its reasonable efforts to make available to EDS personnel who travel in connection with the PRAS Services any hotel and/or corporate apartment discounts available to Hawaiian.

7.10 Application Systems Maintenance Support. At least three (3) months prior to delivery of the first Deliverable, Hawaiian will assign personnel to
(a) assist EDS in user acceptance testing, including the development of user test cases and scripts and (b) begin training in maintenance procedures for the System. Commencing with the day the first Deliverable begins operation in Hawaiian's production environment, Hawaiian will provide application systems maintenance and all operations support for the System, which will include executing and monitoring production job cycles.

7.11 Training. EDS will make available to Hawaiian the training materials used by EDS to train Hawaiian's trainers. Following the training sessions described in Section 4.3, Hawaiian will be responsible for training Hawaiian users and other Hawaiian personnel to properly use the System and for providing training materials to its personnel. EDS will assist Hawaiian in the original preparation and development of such training materials.

7.12 Conversion Files. Hawaiian will provide EDS with the necessary conversion files, based upon EDS' specifications, to be used during installation of the System, as more fully described in the Project Plan.

7.13 Business Recovery. Hawaiian understands and agrees that EDS has not undertaken by this Agreement to perform business recovery services or functions (such as disaster recovery services) with respect to the System or with respect to Hawaiian's data used in connection with the System. Prior to implementation of the System, EDS will make general business recovery recommendations to Hawaiian. If requested by Hawaiian, EDS will assist Hawaiian in developing, testing and implementing a business recovery plan and capabilities at

[Confidential Treatment Requested] for such services and as an additional service subject to the provisions of Section 4.8.

                                  Article VIII
                 License, Proprietary Rights, Data Confidentiality

8.1  License of EDS-Developed Software.  Subject to the provisions of this
Article VIII and provided that this Agreement is not terminated in accordance with Article XI, EDS grants to Hawaiian, and Hawaiian accepts from EDS, a world-wide, nontransferable and nonassignable (except as otherwise provided herein), nonexclusive and perpetual license to operate, in object code form only, the EDS-Developed Software and any New Versions accepted by Hawaiian. For purposes of this Section, the term EDS-Developed Software includes the related Documentation.

   (a) Hawaiian will use the EDS-Developed Software only in connection with its own internal accounting operations (including code-share partnering arrangements with other airlines, but only to the extent such arrangements are part of Hawaiian's internal accounting operations) and not to process the data of any other person or entity. In addition, Hawaiian and each Participating Approved Affiliate (as defined below) may use the EDS-Developed Software to process the internal accounting operations of a Participating Approved Affiliate (including code-share partnering arrangements with other airlines, but only to the extent such arrangements are part of Hawaiian's or the Participating Approved Affiliate's internal accounting operations), but not to process the data of any other person or entity; provided, however, that, if the aggregate annual gross passenger revenue of all Participating Approved Affiliates (measured as provided below) exceeds $[Confidential Treatment Requested] EDS shall receive an incremental license fee from Hawaiian for the increased use of the EDS-Developed Software. The amount of such incremental license fee will be (i) $[Confidential Treatment Requested] in the event the aggregate annual gross passenger revenue of all Participating Approved Affiliates (in each case measured by the twelve-month period immediately preceding the date such entity first became a Participating Approved Affiliate (the "Measurement Criteria")) is $[Confidential Treatment Requested] or greater but less than $[Confidential Treatment Requested], or (ii) $[Confidential Treatment Requested] in the event the aggregate annual gross passenger revenue of all Participating Approved Affiliates (in each case measured pursuant to the Measurement Criteria) is $[Confidential Treatment Requested] or greater. Any $[Confidential Treatment Requested] license fee made by Hawaiian to EDS pursuant to clause (i) of this Section shall not be credited against any subsequent obligation of Hawaiian to make a payment under clause (ii) of this Section. Under no circumstances, whether as a result of multiple transactions or otherwise, will Hawaiian be obligated to pay EDS an incremental license fee of (1) more than $[Confidential Treatment Requested] in the event the aggregate gross passenger revenue from all Participating Approved Affiliates does not exceed $[Confidential Treatment Requested], or (2) more than $[Confidential Treatment Requested].

   (b) Except as otherwise provided in this Section, Hawaiian may not install or permit any use of the EDS-Developed Software on any equipment that is not operated for the sole benefit of, or owned or leased by, Hawaiian. Hawaiian may provide third party contractors with access to the EDS-Developed Software and/or permit the use of the EDS-Developed Software on equipment that is owned or leased by a third party contractor so long as:

       (i) Neither the third party contractor nor any of its affiliates directly competes with EDS in the development, integration, implementation or maintenance of passenger revenue accounting systems for airlines, and such contractor is not an entity for which EDS can demonstrate a reasonable concern over its financial condition or business practices.

       (ii) The third party contractor is an entity located within the United States.

       (iii) The third party contractor uses the EDS-Developed Software solely for the benefit of Hawaiian and/or one or more Participating Approved Affiliates and will not sell, license, allow access to or otherwise disclose the EDS-Developed Software to any other party.

       (iv) The third party contractor executes a reasonable confidentiality agreement with EDS containing use (including, if applicable, intellectual property infringement indemnities) and confidentiality provisions consistent with the use, confidentiality and, if applicable, intellectual property infringement indemnity provisions of this Agreement, including the provisions of this Section 8.1. The execution of such an agreement with the third party contractor will not relieve Hawaiian of its obligations with respect to the EDS-Developed Software.

   (c) Hawaiian may make and operate unlimited copies of the EDS-Developed Software in object code form (or as to Documentation, in hard copy form), provided that each of the copies is operated only at Hawaiian's then-principal United States office, the principal office of each Participating Approved Affiliate, or at such other Hawaiian location as EDS consents to in writing in advance, except as contemplated by the provisions of
       Section 8.1(b).

   (d) Neither Hawaiian nor any Participating Approved Affiliate will remove from the object code of the EDS-Developed Software, or use a copy or reproduction technique that has the effect of removing, any EDS copyright or proprietary notices or any other designations as EDS may reasonably require to indicate that the EDS-Developed Software is proprietary to and the trade secret of EDS.

   (e) Hawaiian will not, and will not permit its or its Participating Approved Affiliates' employees, agents or representatives to, sell, assign, lease, license, sublicense, transfer or disclose to any third party (except as required to be disclosed pursuant to a requirement of any governmental authority or any statute, rule or regulation, provided that Hawaiian gives EDS notice of such requirement prior to any such disclosure) the EDS-Developed Software, or copy or reproduce the EDS-Developed Software, except as provided in this Section. Hawaiian will not allow any third party to access the EDS-Developed Software without the prior written consent of EDS, except as provided in this Section. If Hawaiian or a Participating Approved Affiliate merges with or into another entity, or if Hawaiian decides to sell all or substantially all of its assets, then the surviving entity of such merger or the assignee of such asset sale will be entitled to assume this license, provided that:

       (i) EDS is given prior written notice of such merger or asset sale, and such notice states whether (1) the entity merging with or into Hawaiian or any of its Participating Approved Affiliates, or (2) the assignee and any of its respective affiliates (as approved in accordance with this Section) will use the EDS-Developed Software. Hawaiian (or the surviving entity (if not Hawaiian) or assignee, as applicable) shall permit EDS, or its designated representative, to perform periodic audits of Hawaiian's (or the surviving entity's or assignee's or their respective affiliates') records to the extent necessary to verify whether (1) the entity that merged with or into Hawaiian or any of its Participating Approved Affiliates, or (2) the assignee and any of its respective affiliates (as approved in accordance with this Section) is using the EDS-Developed Software.

       (ii) Neither the entity that Hawaiian is assigning the license to or merging with or into, nor any of such entity's affiliates, directly competes with EDS in the development, integration, implementation or maintenance of passenger revenue accounting systems for airlines, unless EDS consents in writing in advance to such merger or asset sale, which consent will not be unreasonably withheld or delayed.

       (iii) EDS can not demonstrate a reasonable concern over such entity's financial condition or business practices.

       (iv) EDS is entitled to charge, and the surviving entity or assignee will pay EDS, an incremental license fee (in the amount set forth below) for the EDS-Developed Software, if (1) the surviving entity or assignee and/or any of their respective affiliates (which meet the criteria set forth in Section 8.1(i) below as it relates to the surviving entity or assignee), other than Hawaiian or a Participating Approved Affiliate, begin to use the EDS-Developed Software after such merger or sale for its or their own internal accounting operations and do not have a separate license agreement with EDS (collectively, the "Acquirer and the Acquirer's Participating Approved Affiliates"), and (2) the aggregate annual gross passenger revenue of the Acquirer and the Acquirer's Participating Approved Affiliates (as measured by the Measurement Criteria applicable to the Acquirer and the Acquirer's Participating Approved Affiliates), plus, the aggregate annual gross passenger revenue of the Participating Approved Affiliates (as measured by the Measurement Criteria) [Confidential Treatment Requested]. In the case of a merger in which Hawaiian or a Participating Approved Affiliate is the surviving entity, the annual gross passenger revenue of the non-surviving entity and/or the non-surviving entity's affiliates (which meet the criteria set forth in Section 8.1(i) below as it relates to the non-surviving entity and which begin to use the EDS-Developed Software after such merger for its/their own internal accounting operations and do not have a separate license agreement with EDS) (such non-surviving entity and its approved affiliates are collectively referred to herein as the "Merged Entity and the Merged Entity's Participating Approved Affiliates") shall be added to the sum specified in subsection (2) of this Section 8.1(e)(iv) for purposes of this Section.

           The amount of such incremental license fee will be (A) $[Confidential Treatment Requested] in the event the aggregate annual gross passenger revenue of (I) either the Acquirer and the Acquirer's Participating Approved Affiliates or the Merged Entity and the Merged Entity's Participating Approved Affiliates, as applicable, and
           (II) all Participating Approved Affiliates (in each case measured by the Measurement Criteria) is $[Confidential Treatment Requested] or greater but less than $[Confidential Treatment Requested], or (B) $[Confidential Treatment Requested] in the event the aggregate annual gross passenger revenue of (I) either the Acquirer and the Acquirer's Participating Approved Affiliates or the Merged Entity or Merged Entity's Participating Approved Affiliates, as applicable, and
           (II) all Participating Approved Affiliates (in each case measured by the Measurement Criteria) is $[Confidential Treatment Requested] or greater. Any $[Confidential Treatment Requested] license fee made by the surviving entity or the assignee pursuant to clause
           (A) of this Section shall not be credited against any subsequent obligation of the surviving entity or assignee to pay under clause (B) of this Section. Any payment made by Hawaiian pursuant to clause (i) of
           Section 8.1(a) above shall be fully credited against any subsequent obligation of the surviving entity or assignee to pay under clause (A) of this Section, and any payment made by Hawaiian pursuant to clause (ii) of
           Section 8.1(a) above shall be fully credited against any subsequent obligation of the surviving entity or assignee to pay under clause (B) of this Section.
           Under no circumstances, whether as a result of multiple transactions or otherwise, will the surviving entity or assignee be obligated to pay EDS an incremental license fee of (1) more than $[Confidential Treatment Requested] in the event the aggregate gross passenger revenue from (I) either the Acquirer and the Acquirer's Participating Approved Affiliates or the Merged Entity and the Merged Entity's Participating Approved Affiliates, as applicable, and (II) all Participating Approved Affiliates does not exceed $[Confidential Treatment Requested], or (2) more than $[Confidential Treatment Requested].

       (v) The assignee in an asset sale agrees in writing to be bound by all the terms and conditions of this Agreement to the same extent as Hawaiian.

   (f) Hawaiian will not, and will not permit its or its Participating Approved Affiliates' employees, agents or representatives to reverse engineer, reverse compile, decompile or otherwise recreate the EDS-Developed Software.

   (g) If any portion of the EDS-Developed Software should come into the possession of an unauthorized third party for which Hawaiian is responsible, Hawaiian will, at its expense, use reasonable efforts to retrieve such material and, if unsuccessful in such efforts, will reimburse EDS for all reasonable expenses incurred by EDS in attempting to retrieve the materials.

   (h) Hawaiian acknowledges that EDS has informed it that the EDS-Developed Software is the valuable property and trade secret of EDS, that any violation by Hawaiian of the provisions of this Section would cause EDS irreparable injury for which EDS would have no adequate remedy at law, and that, in addition to any other remedies which EDS may have, EDS will be entitled to preliminary and other injunctive relief against any such violation.

       (i)  For purposes of this Section, the term
            "Participating Approved Affiliate" shall mean:

       (i) At any time during the term of this license, (1) an entity that owns directly or indirectly 51% or more of the issued and outstanding voting equity of Hawaiian ("Hawaiian's Parent"), (2) an entity that Hawaiian's Parent directly or indirectly owns 51% or more of the issued and outstanding voting equity, and (3) an entity that Hawaiian owns directly or indirectly 51% or more of the issued and outstanding voting equity; and

       (ii) An entity that uses the EDS-Developed Software for its own internal accounting operations and, together with its affiliates, does not directly compete with EDS in the development, integration, implementation or maintenance of passenger revenue accounting systems for airlines; and

       (iii) An entity that has executed a ratification agreement agreeing to be bound by the terms and conditions of this Agreement.

8.2 Software Ownership. EDS and Hawaiian acknowledge and agree that EDS retains all right, title and interest (including without limitation copyrights and patent rights, if any) in the System, the EDS-Developed Software and any New Version, except for those rights specifically granted to Hawaiian in Section 8.1 hereof. The license of the EDS-Developed Software granted to Hawaiian excludes any and all EDS Development Tools used by EDS in creating the EDS-Developed Software, unless the EDS Development Tool is embedded in the EDS-Developed Software. EDS retains all right, title and interest in and to any EDS Development Tools, and all output generated therefrom, and Hawaiian will have no interest or claim therein.

8.3 Risk of Loss and Assignment of Hardware and Third Party Software. Risk of loss with respect to the Third Party Hardware and the Third Party Software described in Schedule A will pass to Hawaiian upon delivery to Hawaiian. The title or license, as applicable, for each item of Third Party Hardware and Third Party Software will pass to, or be assigned to, Hawaiian upon full payment of such items to EDS. With respect to the Third Party Software, EDS will, in a timely manner, either arrange for a direct license between Hawaiian and the applicable vendor, or a sublicense with EDS, to use such Software. Hawaiian agrees to execute any such license or sublicense required by the applicable vendor.

8.4 Other Customers, Residual Knowledge and Independent Development. EDS will have the sole right to market and license to third parties the System, the EDS-Developed Software (including any New Version) or any system similar in scope and function to the System, and nothing in this Agreement will limit or restrict EDS from doing so. Subject to EDS' obligations under Section 8.6 (which Section does not in any way limit EDS' ability to market the features and functions described in the Specifications), EDS will be free to use the ideas, concepts or know-how developed during the course of the development of the System and the performance of the PRAS Services that are in non-tangible form and may be retained by EDS employees.

8.5 Hawaiian Data. Hawaiian data shall remain Hawaiian's property. Hawaiian hereby authorizes EDS to have access to and to make use of Hawaiian's data as is appropriate solely for the performance by EDS of its obligations under this Agreement.

8.6 Confidentiality. Except as otherwise provided in this Agreement, each of the parties agrees that all confidential documents, the EDS-Developed Software, the Specifications, the Documentation and any information (including all computer code and related materials) received or otherwise obtained from the other party pursuant to this Agreement, whether before or after the Effective Date, shall be, and shall be deemed to have been, received in strict confidence and shall be used only for the purposes of carrying out the obligations of, or as otherwise contemplated by, this Agreement. Without obtaining the prior written consent of the other party, neither party shall disclose any such information to any third party, and each party will disclose such information only to such of its officers, employees and agents that have a need to know such information for the purposes contemplated by this Agreement; provided, however, that this Section shall not prevent a party from disclosing any such information that (a) is or becomes generally available to the public other than as a result, directly or indirectly, of a disclosure by such party or by other persons to whom such party disclosed such information, (b) is already in the possession of such party without being subject to another confidentiality agreement, (c) is or becomes available to such party on a non-confidential basis from a source other than the other party or its representatives, provided that such source is not bound by a confidentiality agreement with the other party, (d) is independently developed by such party without the use of the other party's confidential information, or (e) is required to be disclosed pursuant to a requirement of any governmental authority or any statute, rule or regulation, provided that such party gives the other party notice of such requirement prior to any such disclosure.

The parties acknowledge that Hawaiian may determine to file this Agreement with the Securities and Exchange Commission (the "SEC") and relevant stock exchanges (the "Exchanges") pursuant to the regulations and rules of the SEC and the Exchanges. In connection with any such filing, Hawaiian will seek confidential treatment of certain portions of this Agreement (which confidential treatment cannot be assured). EDS will assist Hawaiian in the preparation of the request and will reimburse Hawaiian for all reasonable fees, costs and expenses (excluding attorney's fees), up to $1,000, related to the electronic filing of such request via EDGAR (as such term is defined by the SEC). The parties agree to work together in good faith to minimize the fees, costs and expenses related to such filing.

8.7 Source Code Escrow. Hawaiian may, at any time after Final Acceptance and at its option, require the establishment of a source code escrow with an independent third party experienced in these transactions (such as Data Securities International, Inc.). All costs associated with the creation and administration of the source code escrow that are charged by the escrow agent shall be borne by Hawaiian. Upon receipt of Hawaiian's written notification of its election to establish a source code escrow, EDS shall, at Hawaiian's expense in accordance with the terms of Article VI, promptly cooperate in all reasonable respects, including without limitation, (a) executing escrow documentation with reasonable and customary terms and conditions, (b) delivering full and accurate source code for the then-current version of the EDS-Developed Software, and (c) delivering source code to the escrow agent for each subsequent New Version of the EDS-Developed Software concurrent with its issuance and release. The escrow instructions will include a provision instructing the escrow agent to deliver the source code to Hawaiian in the event of EDS' bankruptcy, cessation of business or EDS' discontinuation of maintenance and support for EDS*PRAS. The parties agree that, if such source code is delivered to Hawaiian, it will be subject to the same licensing terms set forth in Section 8.1 of this Agreement. Hawaiian further agrees to use the source code for the sole purpose of maintaining and supporting the EDS-Developed Software for the benefit of Hawaiian and/or any Participating Approved Affiliates.

                                  Article IX
                                  EDS Charges

9.1 Compensation to EDS. In consideration for the System and the PRAS Services, Hawaiian shall pay to EDS the charges set forth on Schedule C (the "EDS Charges"). The EDS Charges shall be subject to adjustment (a) in the event of a Change Order, as provided in Article VI and (b) for cost of living increases, as provided in Section 9.5. Charges for any partial month will be prorated on a per diem basis.

9.2 Travel/Out-of-Pocket Expenses. Except as provided in Section 7.9, EDS will be responsible for the EDS travel-related expenses incurred in performing the PRAS Services. However, Hawaiian will pay, or reimburse EDS for, the reasonable out-of-pocket expenses, incurred by EDS in connection with a request by Hawaiian that EDS travel in connection with any additional services or with the prior approval of Hawaiian. EDS will furnish to Hawaiian receipts related to travel or out-of-pocket expenses over $75.00.

9.3 Time and Methodology of Payment. Hawaiian will pay EDS all amounts due under this Agreement by wire transfer to a bank account designated by EDS. Any amount due EDS pursuant to this Agreement will be due and payable 15 (fifteen) calendar days after Hawaiian's receipt of an invoice from EDS. Any amount due EDS pursuant to this Agreement that is not paid when due and payable shall thereafter bear interest until paid at a rate of interest equal to the lesser of (a) 2% per annum more than the prime or base rate established from time to time by Citibank, N.A. in New York, New York, or (b) the maximum rate of interest allowed by applicable law.

 If Hawaiian disputes in good faith whether an invoice is accurate or proper, then Hawaiian will pay EDS the charges described in Sections 1, 2 and 5 of Schedule C, and pay any other charges listed on such invoice that Hawaiian disputes in good faith into an interest bearing escrow account (the "Escrow Account") established as follows:

   (a) The Escrow Account will be opened by the parties in the name of the parties at a major national bank selected by the parties.

   (b) The Escrow Account will be established pursuant to an escrow agreement that provides that the funds therein, including accrued interest, will be disbursed to EDS and/or Hawaiian, as applicable, in accordance with the mutual agreement of EDS and Hawaiian or an arbitration or judicial decision binding on EDS and Hawaiian.

   (c) After resolution of any dispute with respect to which funds were placed in the Escrow Account, and after payment from the Escrow Account of all amounts, if any, due to EDS with respect to that dispute, any remaining portion of the funds which were placed in the Escrow Account with respect to that dispute, including undisbursed accrued interest thereon, will be promptly paid to Hawaiian.

   (d) Subject to Section 9.3(c) above, to the extent funds which were placed in the Escrow Account with respect to any dispute are not sufficient to satisfy any award or mutually agreed amount due to EDS with respect to that dispute, Hawaiian will promptly pay to EDS the balance due, including any interest computed in accordance with this Section.

   (e) The prevailing party shall be entitled to reimbursement from the non-prevailing party for fees and costs incurred by the prevailing party in connection with the Escrow Account.

9.4 Taxes. There will be added to any amounts due under this Agreement, and Hawaiian shall pay to EDS at the times Hawaiian pays such amounts due under this Agreement, amounts equal to any taxes, however designated or levied, based upon such amounts due, or upon this Agreement or the System or other services and items provided by EDS pursuant to this Agreement, or their use, including state and local privilege or excise taxes based on gross revenue, sales and use taxes and any taxes or amounts in lieu thereof paid or payable by EDS in respect of the foregoing, exclusive, however, of EDS' franchise taxes and taxes based on net worth or net income of EDS.

9.5 Cost of Living Adjustments. The portion of the EDS Charges relating to the Maintenance Support Services shall be indexed to the Consumer Price Index for All Urban Consumers, U.S. City Average, for All Items (1982-84 = 100), as published by the Bureau of Labor Statistics of the U.S. Department of Labor (the "CPI"). If, on each anniversary of the first day of month sixteen of this Agreement (measuring from the Effective Date), the CPI for the calendar month immediately preceding such day (the "Dollars Current Index") is higher or lower than the CPI twelve months prior thereto (the "Dollars Base Index"), then, effective as of such anniversary, the EDS Charges (excluding the value-based payments described on Schedule C) shall be increased or decreased by the percentage that the Dollars Current Index increased or decreased from the Dollars Base Index subject to a maximum increase or decrease in any one year of [Confidential Treatment Requested]%. If the CPI is no longer published or is substantially changed, then Hawaiian and EDS will substitute another similar mutually agreeable measure for the CPI.

9.6 Bonus Payments. If EDS delivers either the Phase I Implementation Deliverable or the Phase II Implementation Deliverable to Hawaiian more than thirty (30) calendar days prior to the date of the applicable Milestone (as identified in Schedule B and as may be adjusted in accordance with the terms of this Agreement), EDS will be entitled to a bonus (per Deliverable) from Hawaiian, payable as provided below, in an amount equal to the product of (a) the number of full months between the date of the applicable Milestone (as adjusted, if applicable) and the date the applicable Deliverable was first delivered by EDS to Hawaiian for user acceptance testing (the "Bonus Delivery Date"), as may be adjusted in accordance with the following sentence, and (b) $[Confidential Treatment Requested] per Deliverable. For purposes of this bonus calculation only, if during user acceptance testing, Hawaiian delivers to EDS written notice of a valid nonconformance (as determined in accordance with Section 2.4), then EDS will have fourteen (14) calendar days from the date the parties mutually determine that such nonconformance was valid to correct and redeliver the Phase to Hawaiian. Hawaiian and EDS shall each act in good faith to determine as promptly as practicable whether a reported nonconformance is valid. If EDS corrects (as mutually determined by the parties in accordance with Section 2.4) and redelivers the Phase within such time period, then such fourteen day period will not be added to the Bonus Delivery Date for purposes of the bonus calculation above, and accordingly, the original Bonus Delivery Date will remain in effect. If EDS does not correct and redeliver within such time period, then the period of time (measured from the determination date of a valid nonconformance) it takes EDS to actually correct and redeliver the Phase (in accordance with Section 2.4) will be added to the Bonus Delivery Date for purposes of the bonus calculation above. Hawaiian agrees to pay EDS any such bonus immediately after Hawaiian's actual or deemed acceptance of the Construction and Testing Phase of the Deliverable to which the bonus relates.

                                  Article X
                              Dispute Resolution

10.1 Dispute Resolution. The parties agree to resolve any dispute relating to this Agreement as set forth below:

   (a) Negotiation. If any dispute between the parties of any kind or nature occurs, then, upon the written request of either party, each party will appoint a senior representative whose task will be to meet to resolve such dispute. Such representatives will discuss the dispute or controversy and negotiate in good faith towards resolution of the dispute or renegotiate the applicable section or provision of this Agreement without the necessity of formal proceedings.

   (b) Arbitration. If the designated representatives conclude in good faith that amicable resolution through such continued negotiation of the matter is not likely to occur, then, upon the request of either party, the dispute will be settled by final and binding arbitration conducted by one or more arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect (the "Rules"). Unless otherwise mutually agreed upon by the parties, the arbitration hearings shall be held in the City of Los Angeles, California. The arbitrators shall allow such discovery as is appropriate, consistent with the purposes of arbitration in accomplishing fair, speedy and cost effective resolution of disputes. The arbitrators shall reference the rules of evidence of the Federal Rules of Civil Procedure then in effect in setting the scope of discovery. Judgment upon the award rendered in any such arbitration may be entered in any court having jurisdiction thereof, or application may be made to such court for a judicial acceptance of the award and an enforcement, as the law of such jurisdiction may require or allow; provided however, any such award rendered by the arbitrators shall be strictly in conformance to, and in accordance with, the terms and conditions of this Agreement.

10.2 Exclusive Remedy. Other than any action necessary to enforce the award of the arbitrators, the parties agree that the provisions of this Article X are a complete defense to any suit, action or other proceeding instituted in any court or before any administrative tribunal with respect to any dispute, controversy or claim arising under or in connection with this Agreement. Nothing in this Article X prevents the parties from exercising their rights to terminate this Agreement in accordance with this Agreement.

10.3 Continued Performance. If the parties are in arbitration for any reason (except if the Agreement has been terminated), EDS will continue to perform its obligations under this Agreement during the arbitration proceedings, but only to the extent that Hawaiian continues to pay EDS in accordance with this Agreement during the arbitration proceedings.

                                  Article XI
                                  Termination

11.1 Termination for Cause.

   (a) The parties acknowledge and agree that delivery of each Deliverable in accordance with the Milestone dates set forth in Schedule B is important to both parties. In that regard, EDS agrees to use reasonable efforts to keep appropriate resources on this project, unless this

        Agreement is terminated for any reason. If, and to the extent caused solely by EDS, either the Phase I Implementation Deliverable or the Phase II Implementation Deliverable is (1) actually delayed by more than [Confidential Treatment Requested] after the date of the applicable Milestone (as identified on Schedule B and as may be adjusted in accordance with the terms of this Agreement) (an "Actual [Confidential Treatment Requested] Delay"), or (2) first delivered to Hawaiian prior to an Actual [Confidential Treatment Requested] Delay (the "Original Delivery Date") and, after adding all Adjustments (as defined in the following paragraph), such adjusted delivery date results in a delay of more than [Confidential Treatment Requested] after the date of the applicable Milestone (as identified on Schedule B and as may be adjusted in accordance with the terms of this Agreement) (a "Deemed [Confidential Treatment Requested] Delay), then, Hawaiian may elect to terminate this Agreement by giving EDS written notice of such termination, provided that Hawaiian makes such election within thirty (30) calendar days after the Actual [Confidential Treatment Requested] Delay or the Deemed [Confidential Treatment Requested] Delay, as applicable, unless the parties otherwise mutually agree.

       For purposes of this termination provision only, if EDS delivers a Deliverable to Hawaiian prior to an Actual [Confidential Treatment Requested] Delay, and if during user acceptance testing, Hawaiian delivers to EDS written notice of a valid nonconformance (as determined in accordance with Section 2.4), then EDS will have twenty-eight (28) calendar days from the date the parties mutually determine that such nonconformance was valid to correct and redeliver the Phase to Hawaiian. Hawaiian and EDS shall each act in good faith to determine as promptly as practicable whether a reported nonconformance is valid. If EDS corrects (as mutually determined by the parties in accordance with Section 2.4) and redelivers the Phase within such time period, then the Original Delivery Date will remain in effect. If EDS does not correct and redeliver within such time period, then the period of time (measured from the determination date of a valid nonconformance) it takes EDS to actually correct and redeliver the Phase (in accordance with Section 2.4) will be added to the Original Delivery Date (an "Adjustment") for purposes of determining a Deemed [Confidential Treatment Requested] Delay.

       (i) Remedy Due to Lateness of Phase I Implementation Deliverable. If Hawaiian terminates this Agreement in accordance with Section 11.1(a) due to the lateness of the Phase I Implementation Deliverable, then EDS shall promptly [Confidential Treatment Requested].

       (ii) Remedy Due to Lateness of Phase II Implementation Deliverable. If Hawaiian terminates this Agreement in accordance with Section 11.1(a) due to the lateness of the Phase II Implementation Deliverable, then (1) EDS shall [Confidential Treatment Requested].

       (iii) Sole and Exclusive Remedy. Hawaiian and EDS expressly acknowledge that the remedies and damages set forth in this Section 11.1(a) represent the parties' negotiated agreement as to any losses or damages to Hawaiian resulting from EDS' late delivery of either Deliverable as described in Section 11.1(a). Accordingly, Hawaiian agrees that the remedies and damages described in this Section 11.1(a) constitute Hawaiian's sole and exclusive remedies and damages relating to late delivery of a Deliverable and Hawaiian will not seek any other remedies or damages, in contract or otherwise, related to such late delivery.

   (b) If, during the Maintenance Period, the EDS-Developed Software fails to conform in all material respects to the then-current Documentation, and EDS can not substantially cure such failure within a reasonable period of time after being given written notice specifying the default, then Hawaiian, by giving written notice to EDS, may terminate this Agreement as of a date specified in the notice of termination.

   (c) If either party materially defaults in the performance of any of its duties or obligations under this Agreement (except for a default in payments to EDS and the default specified in Section 11.1(a) or (b)), and does not substantially cure such default within sixty (60) calendar days after being given written notice specifying the default, or, with respect to any default which cannot reasonably be cured within sixty (60) calendar days, if the defaulting party fails to proceed within sixty (60) calendar days after being given such notice to commence curing said default and thereafter to proceed with all due diligence to substantially cure such default, then the party not in default, by giving written notice to the defaulting party, may terminate this Agreement as of a date specified in the notice of termination.

11.2 Termination for Nonpayment. If Hawaiian defaults in the payment when due of any amount due to EDS pursuant to this Agreement and does not cure such default within ten (10) calendar days after being given written notice of such default, then EDS, by giving written notice of such default to Hawaiian, may terminate this Agreement as of a date specified in the notice of termination.

11.3 Termination for Insolvency. If either party to this Agreement becomes or is declared insolvent, is the subject of any proceedings relating to suspension of payments or its liquidation, insolvency or for the appointment of a receiver or similar officer for it, makes an assignment for the benefit of all or substantially all of its creditors, or enters into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations, then the other party hereto, by giving written notice thereof to such party, may terminate this Agreement as of a date specified in the notice of termination.

11.4 Rights Upon Termination. If Hawaiian terminates this Agreement (a) in accordance with Section 11.1(c) for breach of the warranty provision set forth in Section 3.1, or (b) in accordance with Section 12.1(a)(ii) for intellectual property infringement, then, in accordance with such Sections, Hawaiian will return the EDS-Developed Software to EDS and EDS will refund to Hawaiian the portion of the EDS Charges paid by Hawaiian to EDS for the EDS-Developed Software. Upon termination of this Agreement for any reason (except as described in Section 11.1(a)), then, in addition to any other rights that either party may have, (a) Hawaiian shall promptly (i) return to EDS all copies of the Deliverables and the EDS-Developed Software for which Hawaiian has not fully paid (full payment shall include payment of the value-based payments described on Schedule C), and (ii) return to EDS all Third Party Hardware and Third Party Software for which Hawaiian has not fully paid, and (b) EDS will promptly return to Hawaiian all copies of Hawaiian's confidential information and any Hawaiian data. Further, EDS will be under no further obligation to provide the System or the EDS-Developed Software.

                                  Article XII
                            Indemnities and Liability

12.1 Intellectual Property Indemnity.

   (a)  EDS Developed Software.


       (i) EDS will defend any action brought against Hawaiian and/or any Participating Approved Affiliate to the extent that such action is based on a claim by a third party that the EDS-Developed Software (which, for purposes of this indemnity, includes any third party Software code embedded within the EDS-Developed Software), or any part thereof, (1) infringes a copyright perfected under a United States statute, (2) infringes a patent granted under United States law, or (3) constitutes an unlawful disclosure, use or misappropriation of another party's trade secret or other intellectual property rights. EDS will bear the expense of such defense and pay any and all costs, expenses, losses, judgments, fines, damages and attorneys' fees that are finally awarded by a court of competent jurisdiction and attributable to such claim or result from a settlement thereof, provided that Hawaiian and any Participating Approved Affiliates notify EDS promptly in writing of the claim and that Hawaiian and any Participating Approved Affiliate allow EDS to fully direct the defense or settlement of such claim. Failure to provide such notice shall only relieve EDS of its obligations under this
            Section if and to the extent that EDS is prejudiced thereby. EDS shall not be responsible for any settlement or compromise made without its consent.

       (ii) Should the EDS-Developed Software, or any part thereof, become, or in EDS' opinion be likely to become, the subject of a claim by a third party of infringement of a copyright or patent or other intellectual property right, EDS will use reasonable efforts to procure for Hawaiian and any Participating Approved Affiliates the right to continue using the EDS-Developed Software, or replace or modify the EDS-Developed Software to make its use under this Agreement non-infringing. If neither option is reasonably available in EDS' judgment, (1) Hawaiian and any Participating Approved Affiliates shall return the EDS-Developed Software to EDS, (2) EDS shall reimburse Hawaiian for all amounts paid to EDS for the EDS-Developed Software, and (3) the rights granted under this Agreement shall terminate, subject to Section 13.13.

       (iii) EDS shall have no liability to Hawaiian and/or any Participating Approved Affiliates under this Agreement (1) to the extent that any claim of infringement is based upon the use of the EDS-Developed Software in connection or in combination with hardware, equipment, devices or Software not listed in Sections 1(A) or 1(B) of Schedule A or approved by EDS or used in a manner for which the EDS-Developed Software was not designed, and (2) for maintenance, modifications, updates, enhancements and improvements to the EDS-Developed Software made by any party other than EDS. This Section states EDS' entire obligation to Hawaiian and/or any Participating Approved Affiliates regarding infringement.

       (iv) Hawaiian will indemnify EDS in like manner, and to the same extent and subject to the same exceptions as above, for claims against EDS that arise from modifications, updates, enhancements and improvements to the EDS-Developed Software made by Hawaiian or third parties acting on behalf of Hawaiian.

   (b) Software Provided By Hawaiian. Hawaiian agrees to defend EDS against any action to the extent that such action is based on a claim that Software, or any part thereof, provided and owned by Hawaiian, (i) infringes a copyright perfected under a United States statute, (ii) infringes a patent granted under United States law or (iii) constitutes an unlawful disclosure, use or misappropriation of another party's trade secret or other intellectual property right. Hawaiian will bear the expense of such defense and pay any and all costs, expenses, losses, judgments, fines, damages and attorneys' fees that are attributable to such claim and finally awarded by a court of competent jurisdiction. With respect to any third party licensed Software provided by Hawaiian, Hawaiian will assign to EDS, where permitted, or enforce for EDS' benefit (without resort to litigation or other dispute resolution process) any warranties or indemnities extended to Hawaiian by the applicable vendors.

12.2 Cross Indemnities.

   (a) Hawaiian and EDS each will be responsible for damages to their respective tangible personal and real property (whether owned or leased), and each party agrees to look to their own insuring arrangements with respect to such damages. Hawaiian and EDS each waive all rights to recover against each other for any loss or damage to their respective tangible personal property (whether owned or leased) from any cause covered by insurance maintained by each of them, including their respective deductibles or self-insured retentions. Hawaiian and EDS will each cause their respective insurers to issue appropriate waivers of subrogation rights endorsements to all property insurance policies maintained by each party. Each party will give the other party written notice if a waiver of subrogation is unobtainable, or obtainable only at additional expense. If the party receiving such notice agrees to reimburse the other party for such additional expense, the other party shall obtain such waiver of subrogation. If a waiver is unobtainable or if a party elects not to pay the additional expense of a waiver, then neither party shall waive their insurers subrogation rights.

   (b) Hawaiian and EDS each will be responsible for claims for the death of or personal injury to any person (including any employee of either party), and claims for damages to any third party's tangible personal or real property (whether owned or leased), in accordance with the common law of the jurisdiction in which such claim is alleged to have occurred. Each party will indemnify, defend and hold harmless the other party from any and all claims, actions, damages, liabilities, costs and expenses, including without limitation, reasonable attorneys' fees and expenses, arising out of claims for which the indemnitor is responsible under the preceding sentence.

12.3 Indemnity Procedures. Notwithstanding anything herein to the contrary, no indemnity obligation set forth in this Article XII shall apply unless the party claiming indemnification notifies the other promptly of any matters in respect of which the indemnity may apply and of which the notifying party has knowledge and gives the other party full opportunity to control the response thereto and the defense thereof, including, without limitation, any agreement relating to the settlement thereof. Failure to so provide such notice shall only relieve the indemnitor of its indemnity obligations if and to the extent that the indemnitor is prejudiced thereby.

12.4 Limitation of Liability.

   (a) If EDS shall be liable to Hawaiian for any matter relating to or arising in connection with this Agreement, whether based on an action or claim in contract, equity, negligence, intended conduct, tort or otherwise, the amount of damages recoverable against EDS for all events, acts or omissions shall not exceed in the aggregate $[Confidential Treatment Requested]. Such dollar limitation of liability, however, shall not apply to [Confidential Treatment Requested]. In those instances only, the dollar limitation of liability shall be the amount of the refund. In no event will the measure of damages include, nor will EDS be liable for, any amounts for loss of income, profit or savings or indirect, incidental, consequential, or punitive damages of any party, including third parties.

   (b) The limitations set forth in Section 12.4(a) shall not apply to claims covered by the indemnification obligation set forth in Section 12.1(a)(i).

   (c) The provisions of this Section shall survive termination of this Agreement for any reason.

12.5 Contractual Limitation Period. No claim or cause of action that accrued more than two years prior to the filing of a suit or claim in arbitration may be asserted against EDS.

12.6 Acknowledgment. Hawaiian and EDS expressly acknowledge that the limitations contained in Section 12.4 represent the parties' agreement with respect to the allocation of risks between the parties, including the level of risk to be associated with the provision of EDS' services pursuant to this Agreement as related to the payments to be made to EDS for such services, and each party fully understands and accepts such limitations.

                                  Article XIII
                                  Miscellaneous

13.1 Approvals and Similar Actions. Where agreement, approval, acceptance, consent or similar action by either party is required by any provision of this Agreement, such action shall not be unreasonably delayed or withheld.

13.2 Relationship of Parties. EDS, in furnishing the services described in this Agreement to Hawaiian, is acting only as an independent contractor. EDS does not undertake by this Agreement or otherwise to perform any obligation of Hawaiian, whether regulatory or contractual, or to assume any responsibility for Hawaiian's business or operations. EDS shall not be considered or be deemed to be an agent, employee, joint venturer or partner of Hawaiian, and no other relationship is intended or created by and between EDS and Hawaiian.

13.3 Restriction on Hiring. Each party agrees that, during the term of this Agreement and for a period of two years thereafter, it will not, except with the other party's prior written consent, solicit for its employment, employ, engage as an independent contractor, or otherwise obtain the services of any person employed then or within the preceding twelve months by the other party if that person was involved in the performance of this Agreement.

13.4 Force Majeure. Each party shall be excused from its nonmonetary performance obligations under this Agreement for any period, and the time of any performance shall be extended as reasonably necessary under the circumstances, to the extent that such party is prevented from performing, in whole or in part, its obligations under this Agreement, as a result of acts or omissions by the other party or an act of God, natural disaster, hurricane, governmental authority, war, civil disturbance, court order, labor dispute, third party nonperformance or any other cause beyond its reasonable control, including without limitation failures or fluctuations in electrical power, heat, light, air conditioning or telecommunications equipment or lines or other equipment. Such nonperformance shall not be a default under this Agreement or a ground for termination of this Agreement.

13.5 Compliance with Laws. In performing its obligations under this Agreement, neither party shall be required to undertake any activity that would conflict with the requirements of any applicable statute, rule, regulation, interpretation, judgment, order or injunction of any governmental authority.

13.6 Attorneys' Fees. If any legal action or other proceeding is brought for the enforcement of this Agreement or any arbitration award, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party will be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

13.7 Media Releases. Each party will coordinate with the other party regarding any media release, public announcement or similar disclosure relating to this Agreement or its subject matter and will give the other party a reasonable opportunity to review and comment on the content of such release, announcement or disclosure prior to its release. EDS may reference Hawaiian as a customer, however, EDS will not otherwise use this Agreement as an advertising tool without the prior consent of Hawaiian, which consent will not be unreasonably withheld or delayed. This Section does not alter the restrictions on the disclosure of confidential information set out in Section
8.6 of this Agreement and will not be construed so as to delay or restrict either party from disclosing any information required to be disclosed in order to comply with any applicable law, rule or regulation.

13.8 Notices. Wherever under this Agreement one party is required or permitted to give written notice to the other, such notice, (a) if delivered personally, shall be deemed given when delivered in hand to an appropriate representative of the other party, (b) if delivered by mail, shall be deemed given three (3) days after being mailed by United States mail, registered or certified mail, return receipt requested, postage prepaid, and addressed as described below, or (c) if delivered by telecopy, shall be deemed given when sent to the fax number set forth below and confirmed (with the notice concurrently mailed as provided above):

 In the case of EDS:

  Electronic Data Systems Corporation
  5400 Legacy Drive
  Mail Stop H3-6C-46
  Plano, Texas 75024
  Fax Number:  972-605-5270
  Phone Number:  972-605-5252
  Attention:  President, Air Transport Services SBU

 With a copy to:

  Electronic Data Systems Corporation
  5400 Legacy Drive
  Mail Stop H3 3A-05
  Plano, Texas 75024
  Fax Number:  972-605-5610
  Phone Number:  972-605-5500
  Attention:  General Counsel

 In the case of Hawaiian:

  Hawaiian Airlines, Inc.
  3375 Koapaka Street
  Suite G350
  Fax Number:  808-835-3015
  Phone Number:  808-835-3700
  Attention:  Executive Vice President/CFO

 With a copy to:

  Hawaiian Airlines, Inc.
  3375 Koapaka Street
  Suite G350
  Fax Number:  808-835-3015
  Phone Number:  808-835-3610
  Attention:  General Counsel and Corporate Secretary

Either party may from time to time change its address, fax or phone number for notification purposes by giving the other party prior written notice of the new address and the date upon which it will become effective.

13.9 Severability. If any provision of this Agreement is held illegal, unenforceable or void, then both parties will be relieved of all obligations arising under that provision, but only to the extent the provision is illegal, unenforceable or void, it being the intent and agreement of the parties that this Agreement will be deemed amended by modifying such provision to the extent necessary to make it valid and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision which is valid and enforceable and achieves the same objectives.

13.10 Amendment. This Agreement may not be modified, changed or amended except by a written instrument executed by each of the parties to this Agreement.

13.11 Waivers. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to enforce such term, but such waiver shall be effective only if it is in writing and signed by the party against which such waiver is to be asserted. Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement.

13.12 Entire Agreement. All Schedules attached to this Agreement, the Change Orders and the Project Plan are incorporated into, and expressly made a part of, this Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements and understandings, whether written or oral, between the parties with respect to the subject matter of this Agreement, and there are no representations, understandings or agreements relating to this Agreement that are not fully expressed in this Agreement.

13.13 Survival.  Each party's obligations under Sections 8.1, 8.6, 12.1 and
13.3 and any other provisions of this Agreement that should survive in order to effectuate the intent of the parties will survive and continue after termination of this Agreement.

13.14 Export Compliance. The System and the PRAS Services are subject to any United States laws, rules, regulations, orders, treaties and other restrictions that may be imposed from time to time on the exportation or re-exportation of technical data, or of information about technical data. Hawaiian will not export or permit the re-export of the System or the PRAS Services (a) in violation of any such restriction; and (b) without obtaining the appropriate export license from the Government of the United States. EDS may restrict Hawaiian's export or re-export of the System or the PRAS Services if Hawaiian will not agree to additional license provisions necessary in the sole discretion of EDS to adequately protect EDS' intellectual property rights; if the destination country does not adequately protect intellectual property rights; or if Hawaiian will not agree to fully comply with the applicable laws of the destination country.

13.15 Binding Nature and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Neither party may assign this Agreement without obtaining the prior written consent of the other party, which consent will not be unreasonably withheld or delayed.

13.16 Third Party Beneficiaries. Except as otherwise provided herein, this Agreement is for the benefit of the parties hereto and is not intended to confer any rights or benefits on any third party, including any employee, creditor or affiliate of either party.

13.17 Governing Law. This Agreement shall be construed in accordance with, and the rights of the parties shall be governed by, the laws of the State of Hawaii without regard to the principles of conflicts of laws.

13.18 Certain Construction Rules. The Article and Section headings and the table of contents used in this Agreement are for reference only and in no way define, limit, extend or describe the scope or intent of any provisions of this Agreement. In addition, as used in this Agreement any reference to a "Section," "Article," or "Schedule" is a reference to a Section or Article of this Agreement or a Schedule attached to this Agreement.

13.19 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one instrument.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first set forth above.

HAWAIIAN AIRLINES, INC.       ELECTRONIC DATA SYSTEMS
                              CORPORATION

By:__________________________ By:___________________________
Name:________________________ Name:_________________________
Title:_______________________ Title:_________________________

By:__________________________
Name:________________________
Title:_________________________

                                  SCHEDULE A

                               SCOPE OF SERVICES

  EDS will provide the following System and PRAS Services:

1. The System. EDS will provide the System as described in this Agreement in accordance with its System Life Cycle Phases, as described in
Section 3 to this Schedule A.

A. EDS-Developed Software. The Software developed by EDS to meet the Specifications, as such may be modified in accordance with Article VI of this Agreement or in connection with Section 3 of this Schedule.

B.     Third Party Software.

                 1    Sybase SQL Server (with user license for up to 60 users)
                 1    Sybase SQL Manager
                 1    Sybase SQL Monitor
                 1    Oracle database management system license for 10
                      concurrent users, if necessary for the Proration Software
                 1    Maestro for UNIX (job scheduler)

C.     Third Party Hardware.

Server
  1 9000/800 HP UNIX K class Server with uninterrupted power supply and CD ROM

User Equipment
  60 Pentium PCs, with 16MB of RAM and 100 Mhz or faster processors, Windows 95 operating environment, and 15" color monitors

  60   Network Cards

D. Interfaces. EDS will develop the required automated interfaces between the EDS-Developed Software and the Software applications identified in Section 2 of the Specifications.

The parties acknowledge and agree that EDS may substitute any item of Third Party Software or Third Party Hardware for a similar or better product after consultation with Hawaiian.

EDS and Hawaiian will diligently work together in good faith to select and implement appropriate Third Party Software and Third Party Hardware that will enable an average on-line response time of [Confidential Treatment Requested] for the System utilizing the PCs (as described in Section 1(C) of Schedule A, or as modified by mutual agreement of the parties in accordance with Section 4.1) connected directly to the server (as described in Section 1(C) of Schedule A, or as modified by mutual agreement of the parties in accordance with Section 4.1) bypassing Hawaiian's local area network/wide area network capabilities. The average response time calculation will (a) include all responses executed at the PC workstation and those that require the System to communicate with the server described above, (b) exclude reports and large database queries, and (c) exclude delays caused by (i) scheduled downtime,
(ii) circumstances that constitute a force majeure event under Section 13.4, and (iii) a Hawaiian act, omission or failure to perform under this Agreement. Hawaiian will be responsible for the local area network requirements and activities related to the System and for the overall operation and performance of the System after final implementation.

2.     PRAS Services.  The PRAS Services are the services described in
Article IV and Section 3.2.

3.     Description of System Life Cycle Phases.

A.     Definition and Analysis Phase

EDS will analyze Hawaiian's current environment in order to determine the requirements for implementing the System for Hawaiian. This Phase will include further defining the functionality described in the Specifications, and reaffirming or modifying, as necessary, the Project Plan.

B.     Business Design Phase

During the Business Design Phase, EDS will address those functions of the System that will be newly developed or customized for Hawaiian. EDS will develop detailed business requirements for new functions to be developed for Hawaiian (the "Business Design").

C.     Construction and Testing Phase

During this Phase, EDS will translate the designs and specifications of the newly developed functions of the EDS-Developed Software, as described in
Section 2 of the Specifications, into the System. EDS will develop and then unit and system test such Software; develop technical operation/installation documentation; develop user guides for operations; and develop training materials. Hawaiian will conduct user acceptance testing of the System with assistance from EDS in accordance with mutually agreed upon test scripts and the provisions of Section 2.4 of this Agreement.

D.     Implementation Phase.

This Phase, which will begin after Hawaiian has approved user acceptance testing, includes the installation of the Deliverable into the production environment, moving programs and conducting any agreed upon conversions.

                                  SCHEDULE B

                          MILESTONES AND DELIVERABLES

          As of the Effective Date, and unless otherwise mutually agreed to by Hawaiian and EDS, the Project Plan will include the following Milestones and Deliverables:

          Deliverable                               Milestone

          Phase 1 Implementation                    [Confidential Treatment
                                                    Requested]

            Phase 1 Implementation is the sales audit function of the System completed and available for Hawaiian's user acceptance testing by the Milestone date. The sales audit function includes the following:

                 [Confidential Treatment Requested]
                 [Confidential Treatment Requested]
                 [Confidential Treatment Requested]
                 [Confidential Treatment Requested]
                 [Confidential Treatment Requested]
                 [Confidential Treatment Requested]
                 [Confidential Treatment Requested]

          Deliverable                               Milestone

          Phase 2 Implementation                    [Confidential Treatment
                                                    Requested]

          Phase 2 Implementation is the full System completed and available for Hawaiian's user acceptance testing by the Milestone date. The remaining functions include the following:

                 [Confidential Treatment Requested]
                 [Confidential Treatment Requested]
                 [Confidential Treatment Requested]
                 [Confidential Treatment Requested]
                 [Confidential Treatment Requested]
                 [Confidential Treatment Requested]
                 [Confidential Treatment Requested]
                 [Confidential Treatment Requested]
                 [Confidential Treatment Requested]

                                       SCHEDULE C

                                       EDS CHARGES

          1. Monthly Charges. During the term of this Agreement, EDS will charge, and Hawaiian will pay EDS, the following monthly charges in accordance with Article IX:


          Calendar Month of the Agreement                Monthly Charge


          February 1997                     $[Confidential Treatment Requested]
          March 1997 through January 1998 $[Confidential Treatment Requested] February 1998 through April 1998 $[Confidential Treatment Requested]
          May 1998 through May 2003         $[Confidential Treatment Requested]


            Each monthly charge will be invoiced on the first day of the month.

          2. Third Party Hardware and Third Party Software Charge. EDS will charge, and Hawaiian will pay EDS, a charge of $[Confidential Treatment Requested] for the Third Party Hardware, Third Party Software, and maintenance support as described in Section 3.4(d), which charge will be invoiced to Hawaiian at the time the order for such hardware and Software is placed.

          3.     Value-based Payments.

          (a) EDS will charge, and Hawaiian will pay EDS, the value-based payments described below, which payments reflect the value that the System brings to Hawaiian. The value-based payments will be calculated as follows:

           The System will track the total monetary amount of all Exceptions (as defined below) identified by the System during each month.

           From February 1998 through April 1998, Hawaiian will pay EDS a monthly value-based payment equal to [Confidential Treatment Requested] during the prior month.

           From May 1998 until expiration of this Agreement by its terms, Hawaiian will pay EDS a monthly value-based payment equal to [Confidential Treatment Requested] during the prior month.

          The value-based payments will be capped at an aggregate amount of $[Confidential Treatment Requested] paid to EDS and, after such aggregate amount of value-based payments has been paid to EDS, Hawaiian will have no further obligation to make value-based payments to EDS.

          (b) For purposes of this Section, the term "Exceptions" shall mean any apparent deviation from, or failure to conform to, Hawaiian's rules, procedures, policies and tariffs for selling and/or issuing Hawaiian airline tickets, which deviations or nonconformances were identified by the System and made by a travel agent, wholesaler or such other non-Hawaiian person or entity selling and/or issuing airline tickets on behalf of Hawaiian.
          Such Exceptions shall include without limitation the following activities:

          A reported ticket sale for less than the applicable fare

          A reported commission greater than the applicable commission

          A reported fare class that is different from the booked fare class

          An invalid form of payment was used

          Where a fare basis requires the ticket to be issued within a given time period from when the reservation is made and such ticket is not issued within that time period

          A reported ticket exchange or ticket refund was greater than the corresponding ticket sale amount

          A ticket refund has been improperly issued

          A ticket sale has not been reported

          Receipt of a flight coupon that had been previously used

          The appropriate penalty amount was not collected

          (c) In order to facilitate the computation of these value-based payments, Hawaiian shall provide EDS, on an ongoing basis and in a manner reasonably acceptable to EDS, (i) the monthly Sales Audit Results report generated by the System, which report summarizes the total Exceptions and the total monetary amount of such Exceptions identified for that particular month, and (ii) access to and use of the System. Hawaiian shall permit EDS, or its designated representative, to perform periodic audits of Hawaiian's records to the extent necessary to verify the results and/or processes of the System.

          4. Change Orders. Immediately after execution of a Change Order, EDS will invoice Hawaiian for the services and/or products that are the subject of that particular Change Order, and Hawaiian will pay EDS the amounts stated in such invoice in accordance with the provisions of Section 9.3.

          5. Airline Tariff Publishing Company (ATPCO) Charges. During the term of this Agreement commencing with the seventh month after the Effective Date, EDS will charge, and Hawaiian will pay EDS, $[Confidential Treatment Requested] per month for the provision of the ATPCO data and information to Hawaiian, as described in
          Section 4.6 of the Agreement.